IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

Wildcat Liquid Alpha, LLC, derivatively on behalf of nominal defendant SORRENTO THERAPEUTICS, INC.,

Plaintiff,

v.

Henry Ji, William S. Marth, Kim D. Janda, Douglas Ebersole, Jaisim Shah, and David H. Deming,

Defendants,

and

Sorrento Therapeutics, Inc., a Delaware corporation,

Nominal Defendant.

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	C.A. No. _____________

PLAINTIFF’S MOTION FOR TEMPORARY RESTRAINING ORDER

Pursuant to Rule 65 of the Rules of the Court of Chancery, Plaintiff Wildcat Liquid Alpha, LLC hereby moves the Court for the entry of a temporary restraining order against Defendants Dr. Henry Ji, William S. Marth, Kim D. Janda, Douglas Ebersole, Jaisim Shah, and David H. Deming in the form submitted herewith. The grounds for this motion are set forth in the Verified Derivative Complaint and Plaintiff’s Brief in Support of Motion for Temporary Restraining

Order, to Expedite the Proceedings, and to Schedule a Preliminary Injunction Hearing filed contemporaneously herewith.

OF COUNSEL: Marc E. Kasowitz Albert S. Mishaan Jed I. Bergman Kasowitz, benson, torres & friedman llp 1633 Broadway New York, New York 10019 (212) 506-1700 May 13, 2016

MORRIS, NICHOLS, ARSHT

& TUNNELL LLP

/s/ Kevin M. Coen

William M. Lafferty (#2755)

Kevin M. Coen (#4775)

Thomas P. Will (#6086)

1201 North Market Street

Wilmington, Delaware 19889

(302) 658-9200

Attorneys for Plaintiff Wildcat Liquid Alpha, LLC, derivatively on behalf of nominal defendant Sorrento Therapeutics, Inc.

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